EXHIBIT 99.1

Reading International Agrees to Purchase Cinemas from Pacific Theatres

LOS ANGELES, California – October 9, 2007 – Reading International, Inc. (AMEX – RDI) announced today that it has entered into agreements to acquire leasehold interests in 15 of the 29 cinemas operated by Pacific Theatres Exhibition Corp. and its affiliates.  The cinemas, which are located in the United States, contain 181 screens with annual revenue of approximately $81 million.  The aggregate purchase price of the cinemas and related assets is $72 million.

The acquisition will be made through a wholly owned subsidiary of RDI and will be financed principally by a combination of debt financing which has been committed by GE Capital Corporation and seller financing.  RDI’s obligation to complete the acquisition is conditioned upon its receipt of funds described in the financing commitment, and RDI has agreed to pay the sellers a termination fee if the acquisition is not completed under certain circumstances.  The completion of the acquisition is also subject to customary closing conditions and is expected to be completed with the timing dependent on a number of factors, before year end.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  RDI’s business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

About Pacific Theatres

Founded in 1946 by William R. Forman, Pacific Theatres currently operates more than 350 screens throughout California and Hawaii, including ArcLight Cinemas Hollywood.  The company also owns and manages drive-in theaters, and ancillary businesses such as swap meets, family fun centers, and a bowling center.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements.  Such risks and uncertainties include satisfaction of conditions to the closing of the acquisition contemplated by the agreements with Pacific and its affiliates and the timing of the acquisition, as well as other risk factors as set forth from time to time in RDI’s filings with the Securities and Exchange Commission.  The inclusion of a forward-looking statement in this press release should not be regarded as a representation by RDI that its objectives will be achieved.  RDI undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact

Reading International, Inc.
Andrzej Matyczynski
Telephone: (213) 235-2240

Pacific Theatres
Dupe Bosu
JS² Communications
323-866-0880 ext. 109